Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2021 EARNINGS

▪	Pretax income of $13.9 million, a 199% increase over the prior year period
▪	Net income of $9.7 million, or $0.39 per diluted share
▪	New contract purchases of $286 million, a 39% increase over the first quarter of 2021

LAS VEGAS, NV, Aug. 11, 2021 (Globe Newswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $9.7 million, or $0.39 per diluted share, for its second quarter ended June 30, 2021. This compares to net income of $3.0 million, or $0.13 per diluted share, in the second quarter of 2020.

Revenues for the second quarter of 2021 were $66.8 million, compared to $67.3 million for the second quarter of 2020. Total operating expenses for the second quarter of 2021 were $52.9 million compared to $62.6 million for the 2020 period for a decrease of $9.8 million, or 15.6%. Pretax income for the second quarter of 2021 was $13.9 million compared to pretax income of $4.6 million in the second quarter of 2020, an increase of $9.2 million.

For the six months ended June 30, 2021 total revenues were $129.9 million compared to $138.1 million for the six months ended June 30, 2020, a decrease of approximately $8.2 million, or 5.9%. Total expenses for the six months ended June 30, 2021 were $108.1 million, a decrease of $22.2 million, or 17.1%, compared to $130.3 million for the six months ended June 30, 2020. Pretax income for the six months ended June 30, 2021 was $21.8 million, compared to $7.8 million for the six months ended June 30, 2020, an increase of $14.1 million. Net income for the six months ended June 30, 2021 was $14.9 million compared to $13.8 million for the six months ended June 30, 2020. Results for the six months ended June 30, 2020 include a net tax benefit of $8.8 million related to the revaluation of the Company’s net operating losses and other tax adjustments. Without this tax benefit, net income and net income per diluted share for the six months ended June 30, 2020 would have been $5.0 million and $0.21 per share, respectively.

During the second quarter of 2021, CPS purchased $286.0 million of new contracts compared to $205.5 million during the first quarter of 2021 and $135.9 million during the second quarter of 2020. The Company's receivables totaled $2.116 billion as of June 30, 2021, a decrease from $2.119 billion as of March 31, 2021 and $2.326 billion as of June 30, 2020.

Annualized net charge-offs for the second quarter of 2021 were 2.79% of the average portfolio as compared to 7.32% for the second quarter of 2020. Delinquencies greater than 30 days (including repossession inventory) were 8.28% of the total portfolio as of June 30, 2021, as compared to 9.59% as of June 30, 2020.

On June 30, 2021, we sold $50.0 million of 7.86% notes backed by residual interests in our regular securitizations of automobile receivables. The residuals are those retained from our securitizations from January 2018 through September 2020.

“We are especially pleased with our results for the second quarter of 2021,” stated Charles E. Bradley, Jr., President and Chief Executive Officer. “New originations volumes were the highest since the second quarter of 2016, credit performance remains strong, the cost of funds of our quarterly securitization transactions continues to hover at historically low levels, and we raised $50 million in a new financing of residuals.”

Conference Call

CPS announced that it will hold a conference call on Thursday, August 12, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 1592925.

A replay of the conference call will be available between August 12th and August 19th, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 1592925. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVID-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Interest income	$65,440	$75,552	$131,533	$154,689
Mark to finance receivables measured at fair value	–	(9,549)	(4,417)	(19,899)
Other income	1,329	1,289	2,765	3,269
	66,769	67,292	129,881	138,059
Expenses:
Employee costs	19,448	19,828	39,607	41,671
General and administrative	7,831	7,837	15,579	16,506
Interest	18,980	26,485	39,925	53,476
Provision for credit losses	–	3,100	–	6,713
Other expenses	6,634	5,399	12,950	11,938
	52,893	62,649	108,061	130,304
Income before income taxes	13,876	4,643	21,820	7,755
Income tax expense	4,163	1,671	6,943	(6,009)
Net income	$9,713	$2,972	$14,877	$13,764

Earnings per share:
Basic	$0.43	$0.13	$0.65	$0.61
Diluted	$0.39	$0.13	$0.59	$0.58

Number of shares used in computing earnings
per share:
Basic	22,842	22,685	22,791	22,612
Diluted	25,130	23,687	25,048	23,783

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$43,131	$13,466
Restricted cash and equivalents	155,776	130,686
Finance receivables measured at fair value	1,582,175	1,523,726

Finance receivables	340,470	492,133
Allowance for finance credit losses	(72,242)	(80,790)
Finance receivables, net	268,228	411,343

Deferred tax assets, net	27,131	28,512
Other assets	27,299	38,162
	$2,103,740	$2,145,895

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$52,142	$43,112
Warehouse lines of credit	77,044	118,999
Residual interest financing	67,153	25,426
Securitization trust debt	1,732,879	1,803,673
Subordinated renewable notes	26,005	21,323
	1,955,223	2,012,533

Shareholders' equity	148,517	133,362
	$2,103,740	$2,145,895

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

Contracts purchased	$286.01	$135.85	$491.49	$401.86
Contracts securitized	240.00	221.87	485.00	481.87

Total portfolio balance	$2,115.61	$2,326.44	$2,115.61	$2,326.44
Average portfolio balance	2,118.67	2,364.03	2,128.67	2,395.11

Allowance for finance credit losses as % of fin. receivables	21.22%	14.72%

Aggregate allowance as % of fin. receivables (1)	21.80%	17.45%

Delinquencies
31+ Days	7.34%	7.75%
Repossession Inventory	0.94%	1.84%
Total Delinquencies and Repo. Inventory	8.28%	9.59%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	5.10%	12.84%	8.27%	11.45%
Fair Value portfolio	2.29%	4.95%	3.43%	5.09%
Total portfolio	2.79%	7.39%	4.37%	7.19%

Recovery rates (2)	57.8%	34.0%	50.6%	35.1%

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	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2021		2020		2021		2020
	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$65.44	12.4%	$75.55	12.8%	$131.53	12.4%	$154.69	12.9%
Mark to finance receivables measured at fair value	–	0.0%	(9.55)	-1.6%	(4.42)	-0.4%	(19.90)	-1.7%
Other income	1.33	0.3%	1.29	0.2%	2.77	0.3%	3.27	0.3%
Interest expense	(18.98)	-3.6%	(26.49)	-4.5%	(39.93)	-3.8%	(53.48)	-4.5%
Net interest margin	47.79	9.0%	40.81	6.9%	89.96	8.5%	84.58	7.1%
Provision for credit losses	–	0.0%	(3.10)	-0.5%	–	0.0%	(6.71)	-0.6%
Risk adjusted margin	47.79	9.0%	37.71	6.4%	89.96	8.5%	77.87	6.5%
Core operating expenses	(33.91)	-6.4%	(33.06)	-5.6%	(68.14)	-6.4%	(70.12)	-5.9%
Pre-tax income	$13.88	2.6%	$4.64	0.8%	$21.82	2.1%	$7.76	0.6%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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